Exhibit 10.1

PERFORMANCE SHARE AWARD AGREEMENT UNDER THE FRESH MARKET, INC. 2010 OMNIBUS INCENTIVE COMPENSATION PLAN, dated as of [DATE], between The Fresh Market, Inc. (the “Company”), a Delaware corporation, and [NAME].

This Performance Share Award Agreement (the “Award Agreement”) sets forth the terms and conditions of an award of performance-vesting restricted shares (the “Award”) of the Company’s common stock, $0.01 par value per share (each, a “Share”), that are being granted to you [on the date hereof] (such date, the “Grant Date”), that are subject to the terms and conditions specified herein (“Performance Shares”), and that are granted to you under The Fresh Market, Inc. 2010 Omnibus Incentive Compensation Plan (the “Plan”).

THIS AWARD IS SUBJECT TO ALL TERMS AND CONDITIONS OF THE PLAN AND THIS AWARD AGREEMENT, INCLUDING THE DISPUTE RESOLUTION PROVISIONS SET FORTH IN SECTION 11 OF THIS AWARD AGREEMENT. BY SIGNING YOUR NAME BELOW, YOU SHALL HAVE CONFIRMED YOUR ACCEPTANCE OF THE TERMS AND CONDITIONS OF THIS AWARD AGREEMENT.

SECTION 1. The Plan. This Award is made pursuant to the Plan, all the terms of which are hereby incorporated in this Award Agreement. In the event of any conflict between the terms of the Plan, on the one hand, and the terms of this Award Agreement or any other arrangement between you and the Company or any of its Affiliates, including any policy of the Company or any of its Affiliates (any such arrangement, a “Company Arrangement”), on the other hand, the terms of the Plan shall govern. Except as set forth in Section 11 of this Award Agreement, in the event of any conflict between the terms of this Award Agreement and the terms of any other Company Arrangement, the terms of such Company Arrangement shall govern.

SECTION 2. Definitions. Capitalized terms used in this Award Agreement that are not defined in this Award Agreement have the meanings as used or defined in the Plan. As used in this Award Agreement, the following terms have the meanings set forth below:

(a) “Cause” has the meaning set forth in any other Company Arrangement or, if more favorable to you, means the occurrence of any one of the following:

(i) your willful and continued failure to perform substantially your duties with the Company or any of its Affiliates (other than any such failure resulting from incapacity due to physical or mental illness);

(ii) your willful engaging in (A) gross misconduct that is materially and demonstrably injurious to the Company or any of its Affiliates or (B) illegal conduct;

(iii) your willful and material breach of any Company Arrangement;

(iv) your willful violation of any material provision of the Company’s Code of Business Conduct and Ethics; or

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(v) your willful failure to cooperate with an investigation by any governmental authority.

(b) “Disability” means you are unable to engage in any substantial gainful activity by reason of any medically determinable sickness or bodily injury that can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months, and the permanence and degree of which shall be supported by a specific diagnosis made by a Physician and supported by objective medical evidence satisfactory to the Committee.

(c) “End Date” means the last day of the Performance Period.

(d) “Good Reason” means the occurrence of any of the events or circumstances set forth below without your express prior written consent and other than as a result of your Disability:

(i) the failure of the Company to pay to you any material compensation when due; or

(ii) any reduction of your base salary, other than a reduction by no more than 10% within any two-year period that similarly affects substantially all similarly situated employees of the Company and its Affiliates, and other than any such reduction that results from your demotion into a position that you occupied within the 18 months immediately prior to such demotion.

Your right to terminate employment for Good Reason shall not be affected by your incapacity due to physical or mental illness. Termination of your employment for Good Reason shall be effectuated by giving the Company written notice (“Notice of Termination for Good Reason”), not later than 90 days following the date that you would reasonably be expected to be aware of the occurrence of the circumstance that constitutes Good Reason, setting forth in reasonable detail the specific conduct of the Company that constitutes Good Reason. The Company shall be entitled, during the 30-day period following receipt of a Notice of Termination for Good Reason, to cure the circumstances that gave rise to Good Reason, provided that the Company shall be entitled to waive its right to cure or reduce the cure period by delivery of written notice to that effect to the Participant (such 30-day or shorter period, the “Cure Period”). If, during the Cure Period, such circumstance is remedied, you shall not be permitted to terminate employment for Good Reason as a result of such circumstance. If, at the end of the Cure Period, the circumstance that constitutes Good Reason has not been remedied, you shall be entitled to terminate employment for Good Reason during the 180-day period that follows the end of the Cure Period (the “Termination Period”). If you do not terminate employment during the Termination Period, you shall not be permitted to terminate employment for Good Reason as a result of such circumstance.

(e) “Maximum Amount” has the meaning set forth on Schedule A.

(f) “Performance Goal(s)” means the goal(s) set forth on Schedule A, the achievement of which determines the number of Performance Shares subject to this Award Agreement that shall vest pursuant to this Award.

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(g) “Physician” means a person legally licensed, in the jurisdiction in which care is given, to practice medicine, psychiatry, psychology psychotherapy or other legally qualified practice of a healing art that we are required by law to recognize, who is practicing within the scope of that license and is neither you nor a member of your immediate family.

(h) “Performance Period” has the meaning set forth on Schedule A.

(i) “Retirement” means a termination of employment by you on or after the date on which you have (i) attained age 65 and completed at least five years of service with the Company or any of its Affiliates or (ii) attained age 55 and completed at least ten years of service with the Company or any of its Affiliates, but only to the extent that circumstances constituting Cause do not exist.

(j) “Target Amount” has the meaning set forth on Schedule A.

SECTION 3. Vesting and Delivery.

(a) Determination of Earned Amount.

(i) At End Date. Subject to Sections 3(a)(ii), (iii) and (iv), as of the End Date, the Committee shall determine, as of such date, whether, and the extent to which, the Performance Goal(s) have been attained and, subject to the provisions of the Plan and this Award Agreement, determine the number of Shares that shall vest subject to the requirements of Section 3(b), if any, based on the formula(s) and table(s) set forth on Schedule A (the “Earned Amount”).

(ii) Upon a Change of Control.

(A) Prior to 18 Months After Start of Performance Period. Notwithstanding the foregoing, in the event of a Change of Control that is consummated before the 18-month anniversary of the first day of the Performance Period, the Earned Amount shall be deemed to be the Target Amount, and the Shares representing such Earned Amount shall vest subject to the requirements of Section 3(b).

(B) 18 Months or More After Start of Performance Period. Notwithstanding the foregoing, in the event of a Change of Control that is consummated on or after the 18-month anniversary of the first day of the Performance Period, the Earned Amount shall be deemed to equal the number of Shares, if any, that would be earned, based solely on the financial results for the fiscal quarters completed prior to such date, as measured against the Performance Goals (which shall be pro rated for the period from the beginning of the Performance Period through the last day of the most recently completed fiscal quarter) and the formulas and tables set forth on Schedule A, and such Earned Amount shall vest subject to the requirements of Section 3(b).

(iii) Retirement. Notwithstanding the foregoing, in the event your employment with the Company and its Affiliates terminates due to your Retirement, the Earned Amount shall be a pro rata portion of the number of Shares, if any, that are earned based on the financial results through the End Date (without regard to this Section 3(a)(iii)) based on the portion (i.e., number of days) of the Performance Period ending on the date of such termination, and such Earned Amount shall vest subject to the requirements of Section 3(b).

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(iv) Death or Disability. Notwithstanding the foregoing, in the event your employment with the Company and its Affiliates terminates due to your death or Disability, the Earned Amount shall be a pro rata portion of the number of Shares, if any, that are earned based on the financial results through the End Date (without regard to this Section 3(a)(iv)) based on the portion (i.e., number of days) of the Performance Period ending on the date of such termination, and such Earned Amount shall vest subject to the requirements of Section 3(b).

(b) Vesting.

(i) At the End Date. Subject to Sections 3(b)(ii), (iii) and (iv), except as otherwise determined by the Committee in its sole discretion or provided in any other Company Arrangement, a number of Shares equal to the Earned Amount shall become vested on the End Date subject to your being continuously employed by the Company or its Affiliates through the End Date.

(ii) Change of Control.

(A) In the event of a Change of Control where the Award is not assumed by, or converted into an equivalent award of, the acquiring, resulting or successor corporation (as the case may be), a number of Shares equal to the Earned Amount shall be vested as of immediately prior to the Change of Control.

(B) In the event of (i) a Change of Control where the Award is assumed by, or converted into an equivalent award of, the acquiring, resulting or successor corporation (as the case may be) and (ii) your employment with the Company or any of its Affiliates is terminated within 24 months of a Change of Control by the Company without Cause or by you for Good Reason, a number of Shares equal to the Earned Amount shall be immediately vested.

(iii) Retirement. In the event your employment with the Company or any of its Affiliates terminates as a result of your Retirement, a number of Shares equal to the Earned Amount shall vest as of the End Date (or, if earlier, pursuant to Section 3(b)(ii)), subject to (i) Section 3(d) and (ii) your compliance with any other restrictive covenant (which, for the avoidance of doubt, includes any non-competition, non-solicitation, non-disparagement or confidentiality provisions) contained in any Company Arrangement to which you are subject.

(iv) Death or Disability. Upon the termination of your employment with the Company or any of its Affiliates due to your death or Disability, a number of Shares equal to the Earned Amount shall vest as of the End Date (or, if earlier, pursuant to Section 3(b)(ii)).

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(c) Delivery of Shares. On or following the date of this Award Agreement, the Performance Shares subject to this Award Agreement shall be evidenced in such manner as the Company shall determine. Any certificate or book entry credit issued or entered in respect of such Performance Shares shall be registered in your name and shall bear an appropriate legend referring to the terms, conditions and restrictions applicable to the Performance Shares, substantially in the following form:

“The transferability of the shares of stock represented hereby is subject to the terms and conditions (including forfeiture) of The Fresh Market, Inc. 2010 Omnibus Incentive Compensation Plan and an Award Agreement, as well as the terms and conditions of applicable law. Copies of such Plan and Agreement are on file at the offices of The Fresh Market, Inc.”

The Company shall require that the certificates or book entry credits evidencing title of the Performance Shares be held in custody by the Company until such time, if any, as your rights with respect to the Performance Shares have vested, and the Company may require that, as a condition of your receiving the Performance Shares you shall have delivered to the Company a stock power, endorsed in blank, relating to such Performance Shares. To the extent that your rights with respect to the Performance Shares become vested in accordance with Section 3(b), the legend set forth above shall be removed from the certificates or book entry credits evidencing the Shares representing the Earned Amount, provided that in the event the Award vests due to the termination of your employment with the Company or its Affiliates due to your Retirement, death or Disability, the legend set forth above shall be removed from the certificates or book entry credits evidencing the Shares representing the Earned Amount on the End Date.

(d)Additional Conditions Related to Receipt of Shares After Retirement. You acknowledge by your acceptance of this Award Agreement that your ability to receive Shares that you have not yet vested in following your Retirement as described in Sections 3(a)(iii) and 3(b)(iii) is subject to compliance with the conditions set forth in this Section 3(d). [Further, you acknowledge that these conditions do not impede your ability to seek employment, but rather they subject certain post-employment benefits related to your Award that the Company is providing to you that are not required by applicable law to conditions.] In the event you (i) directly or indirectly, without the prior written consent of the Company, engage in or invest as an owner, partner, stockholder (except for passive investments in less than two percent of the stock of publicly traded, stock exchange listed companies), licensor, director, officer, agent, employee or consultant for any person or entity engaged primarily in the retail grocery business in any state in which the Company or any subsidiary then operates, (ii) accept employment with any person or entity that is engaged in any manner in the retail grocery business if such employment would result in you being involved in the management, operations or business affairs of the subsidiary, division, segment or other portion of such person or entity that conducts such grocery business in any state in which the Company or any subsidiary then operates, (iii) disclose or misuse any confidential information of the Company or any subsidiary (except, in the case of disclosure, as required by applicable law or by order of a court or governmental agency having jurisdiction over such matter), (iv) directly or indirectly solicit, or assist another person or entity in soliciting, any employees of the Company or any subsidiary to terminate such employment, (v) disparage or criticize, orally or in writing, the business, products, policies, decisions, directors, officers or employees of Company or any subsidiary to any person, or (vi) violate or fail to comply with any restrictive covenant (which, for the avoidance of doubt, includes any non-competition, non-solicitation, non-disparagement or confidentiality provisions) contained in any Company Arrangement to which you are subject, then following your Retirement, this Award, to the extent it remains unvested, shall terminate automatically on the date on which you first engaged in such conduct and you shall not be entitled to any Shares following such termination.

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SECTION 4. Forfeiture of Performance Shares. Unless the Committee determines otherwise, and except as provided in Section 3(b) or in any other Company Arrangement, if (a) your rights with respect to any Performance Shares awarded pursuant to this Award Agreement have not become vested prior to the date on which your employment with the Company and its Affiliates terminates or (b) the Performance Goals are not satisfied as of the End Date, your rights with respect to any unvested Performance Shares shall immediately terminate, the Performance Shares shall be forfeited to the Company and you shall be entitled to no further payments or benefits with respect thereto.

SECTION 5. Voting Rights; Dividends. Prior to the date on which your rights with respect to a Performance Share have become vested, you shall be entitled to exercise voting rights with respect to such Performance Share. Whenever cash dividends are paid on the Shares, additional Performance Shares shall be granted to you. The number of such additional Performance Shares shall be calculated by dividing (a) the dividends that would have been paid to you if the Performance Shares held by you on the relevant dividend record date had been a number of Shares equal to the Maximum Amount, by (b) the closing price of the Shares on NASDAQ or such other stock exchange where the majority of the trading volume and value of the Shares occurs on the date of payment of such dividend. If on such date of payment there is not a closing price of the Shares on any such exchange, then the opening price of the Shares on NASDAQ or such other stock exchange where the majority of the trading volume and value of the Shares occurs on the first available date thereafter shall be used for purposes of (b) above. The number of Shares subject to such additional Performance Shares that shall vest shall be determined in accordance with Section 3(a) subject to the requirements of Section 3(b).

SECTION 6. Non-Transferability of Performance Shares. Unless otherwise provided by the Committee in its discretion, Performance Shares may not be sold, assigned, alienated, transferred, pledged, attached or otherwise encumbered except as provided in Section 9(c) of the Plan. Any purported sale, assignment, alienation, transfer, pledge, attachment or other encumbrance of a Performance Share in violation of the provisions of this Section 6 and Section 9(c) of the Plan shall be void.

SECTION 7. Section 83(b) Election, Withholding, Consents and Legends. (a)Section 83(b) Election. You are authorized, if you so choose, to file an election with the Internal Revenue Service pursuant to Section 83(b) of the Code with respect to all or a portion of the Performance Shares. You agree that if you make such Section 83(b) election, you shall provide a copy of such election to the Company not later than ten days after filing the election with the Internal Revenue Service or other governmental authority. The Company has made no recommendation to you with respect to the advisability of making any such election. You acknowledge that it is your sole responsibility to seek advice regarding Section 83(b) of the Code and to determine the effect of making or failing to make such election.

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(b) Withholding. The delivery of Shares pursuant to Section 3(c) of this Award Agreement is conditioned on satisfaction of any applicable withholding taxes in accordance with Section 9(l) of the Plan. In the event that there is withholding tax liability in connection with the vesting of Performance Shares, you may satisfy, in whole or in part, any withholding tax liability at the minimum statutory rate by having the Company withhold from the number of Performance Shares you would be entitled to receive, a number of Shares having a Fair Market Value equal to such withholding tax liability.

(c) Consents. Your rights in respect of the Performance Shares are conditioned on the receipt to the full satisfaction of the Committee of any required consents that the Committee may determine to be necessary or advisable (including your consenting to the Company’s supplying to any third-party recordkeeper of the Plan such personal information as the Committee deems advisable to administer the Plan).

(d) Legends. The Company may affix to certificates for Shares issued pursuant to this Award Agreement any legend that the Committee determines to be necessary or advisable (including to reflect any restrictions to which you may be subject under any applicable securities laws). The Company may advise the transfer agent to place a stop order against any legended Shares.

SECTION 8. Recoupment. You acknowledge that the Company has adopted The Fresh Market Inc.’s Compensation Recoupment Policy (the “Recoupment Policy”). You acknowledge and agree that you have either received a copy of the Recoupment Policy in effect as of the date of this Award Agreement or, if you have not received a copy, that you have the ability to request and receive a copy of the Recoupment Policy prior to accepting this Award Agreement. This Award Agreement, the Award, the Performance Shares and the Shares or other property, including cash proceeds therefrom, are subject to the terms and conditions of the Recoupment Policy if you hold a position within the Company as of the date hereof that is subject to the Recoupment Policy. Further, the Recoupment Policy is subject to change after the Grant Date, including to the extent such change is required by applicable law. In the event you hold a position as of the date hereof that is not subject to the Recoupment Policy and such Recoupment Policy is changed as required by applicable law and such applicable law requires that you or this Award, the Performance Shares and the Shares or other property, including cash proceeds therefrom, be subject to such Recoupment Policy, then this Award, the Performance Shares and the Shares or other property, including cash proceeds therefrom, shall be subject to any such Recoupment Policy as and to the extent required by applicable law.

SECTION 9. Successors and Assigns of the Company. The terms and conditions of this Award Agreement shall be binding upon and shall inure to the benefit of the Company and its successors and assigns.

SECTION 10. Committee Discretion. The Committee shall have discretion with respect to any actions to be taken or determinations to be made in connection with this Award Agreement, and its determinations shall be final, binding and conclusive.

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SECTION 11. Dispute Resolution. (a) In General. All disputes, controversies and claims arising between you and the Company concerning the subject matter of this Award Agreement or the Plan shall be settled by arbitration in accordance with the rules and procedures of the American Arbitration Association in effect at the time that the arbitration begins, to the extent not inconsistent with this Award Agreement or the Plan. The location of the arbitration shall be Greensboro, North Carolina or such other place as the parties to the dispute may mutually agree. In rendering any award or ruling, the arbitrator or arbitrators shall determine the rights and obligations of the parties according to the substantive and procedural laws of the State of Delaware. The arbitration shall be conducted by an arbitrator selected in accordance with the aforesaid arbitration procedures. Any arbitration pursuant to this Section 11(a) shall be final and binding on the parties, and judgment upon any award rendered in such arbitration may be entered in any court, Federal or state, having jurisdiction. The parties to any dispute shall each pay their own costs and expenses (including arbitration fees and attorneys’ fees) incurred in connection with arbitration proceedings and the fees of the arbitrator shall be paid in equal amounts by the parties. Nothing in this Section 11(a) shall preclude you or the Company from seeking temporary injunctive relief from any Federal or state court located within the County of Guilford, North Carolina in connection with or as a supplement to an arbitration hereunder.

(b) Waiver of Jury Trial. You and the Company hereby waive, to the fullest extent permitted by applicable law, any right either of you may have to a trial by jury in respect to any litigation directly or indirectly arising out of, under or in connection with this Award Agreement or the Plan.

(c) Confidentiality. You hereby agree to keep confidential the existence of, and any information concerning, a dispute described in this Section 11, except that you may disclose information concerning such dispute to the court that is considering such dispute or to your legal counsel (provided that such counsel agrees not to disclose any such information other than as necessary to the prosecution or defense of the dispute).

SECTION 12. Notice. All notices or other communications required or permitted under the terms of this Award Agreement shall be made in writing and all such notices or communications shall be deemed to have been duly given when delivered or (unless otherwise specified) mailed by United States certified or registered mail, return receipt requested, postage prepaid, addressed as follows:

If to the Company:	The Fresh Market, Inc. 628 Green Valley Road, Suite 500 Greensboro, North Carolina 27408 Attention: General Counsel
If to you:	To your address as most recently supplied to the Company and set forth in the Company’s records or to such other address as any party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

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SECTION 13. Governing Law. This Award Agreement shall be deemed to be made in the State of Delaware, and the validity, construction and effect of this Award Agreement in all respects shall be determined in accordance with the laws of the State of Delaware, without giving effect to the conflict of law principles thereof.

SECTION 14. Headings and Construction. Headings are given to the Sections and subsections of this Award Agreement solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of this Award Agreement or any provision thereof. Whenever the words “include”, “includes” or “including” are used in this Award Agreement, they shall be deemed to be followed by the words “but not limited to”. The term “or” is not exclusive.

SECTION 15. Amendment of this Award Agreement. The Committee may waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel or terminate this Award Agreement prospectively or retroactively; provided, however, that any such waiver, amendment, alteration, suspension, discontinuance, cancelation or termination that would materially and adversely impair your rights hereunder shall not to that extent be effective without your consent (it being understood, notwithstanding the foregoing proviso, that this Award Agreement and the Performance Shares shall be subject to the provisions of Section 4(b) of the Plan).

SECTION 16. Counterparts. This Award Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

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IN WITNESS WHEREOF, the parties have duly executed this Award Agreement as of the date first written above.

THE FRESH MARKET, INC.,
By

Name:
Title:

[NAME],

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Schedule A

Granted To: [●]

You have been granted Performance Shares of The Fresh Market, Inc. as described below.

Grant Date: [______]

Performance Period: [_______] – [________]

Maximum Amount: [●] Shares

Target Amount: [___] of the Maximum Amount.

Performance Goals: Levels of achievement of performance goals with respect to [Performance Measure(s)]** are described in the table below. Performance achievement levels between those specified below will result in an Earned Amount determined by linear interpolation. The Earned Amount will be rounded down to the nearest whole Share.

Performance Level	[Financial Metric]	Earned Amount
Outstanding	[TBD]	[100]% of Maximum Amount
Target	[TBD]	[__] of Maximum Amount
Threshold	[TBD]	[__] of Maximum Amount
< Threshold	[TBD]	0% of Maximum Amount

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